Exhibit 99.4

BUSINESS

We are an independent midstream energy company engaged in the gathering, transmission, processing and marketing of natural gas and NGLs. We connect the wells of natural gas producers in our market areas to our gathering systems, process natural gas for the removal of NGLs, fractionate NGLs into purity products and market those products for a fee, transport natural gas and ultimately provide natural gas to a variety of markets. We purchase natural gas from natural gas producers and other supply points and sell that natural gas to utilities, industrial consumers, other marketers and pipelines. We operate processing plants that process gas transported to the plants by major interstate pipelines or from our own gathering lines under a variety of fee arrangements. In addition, we purchase natural gas from producers not connected to our gathering systems for resale and sell natural gas on behalf of producers for a fee.

Our primary assets include over 3,300 miles of natural gas gathering and transmission pipelines, 9 natural gas processing plants and 3 fractionators. Our gathering systems consist of a network of pipelines that collect natural gas from points near producing wells and transport it to larger pipelines for further transmission. Our transmission pipelines primarily receive natural gas from our gathering systems and from third party gathering and transmission systems and deliver natural gas to industrial end-users, utilities and other pipelines. Our processing plants remove NGLs from a natural gas stream and our fractionators separate the NGLs into separate NGL products, including ethane, propane, iso- and normal butanes and natural gasoline.

Our general partner interest is held by Crosstex Energy GP, L.P., a Delaware limited partnership. Crosstex Energy GP, LLC, a Delaware limited liability company, is Crosstex Energy GP, L.P.’s general partner. Crosstex Energy GP, LLC manages our operations and activities and employs our officers. Crosstex Energy GP, L.P. and Crosstex Energy GP, LLC are indirect, wholly owned subsidiaries of Crosstex Energy, Inc., or CEI.

Business Strategy

From our inception in 2002 until the second half of 2008, our long-term strategy had been to increase distributable cash flow per unit by accomplishing economies of scale through new construction or expansion in core operating areas and making accretive acquisitions of assets that are essential to the production, transportation and marketing of natural gas and NGLs. In response to volatility in the commodity and capital markets over the last 18 months and other events, including the substantial decline in commodity prices, we adjusted our business strategy in the fourth quarter 2008 and in 2009 to focus on maximizing our liquidity, improving our balance sheet through debt reduction and other methods maintaining a stable asset base, improving the profitability of our assets by increasing their utilization while controlling costs and reducing our capital expenditures. Consistent with this strategy, we divested non-core assets over the last 15 months for aggregate sale proceeds of $618.7 million and substantially reduced our outstanding debt. We plan to continue our focus on (i) improving existing system profitability, (ii) continuing to improve our balance sheet and financial flexibility and (iii) pursuing accretive acquisitions and undertaking selective construction and expansion opportunities. Key elements of our strategy will include the following:

•	Improve existing system profitability. We intend to operate our existing asset base to enhance profitability by continuing our initiatives to maximize utilization by improving operations, reducing operating costs and renegotiating contracts, when appropriate, to improve our economics. We have a solid base of assets that are well located to benefit from the continued growth in the Barnett Shale in north Texas and the new growth anticipated from the Haynesville Shale located in northern Louisiana. We market services directly to both producers and end users in order to connect new supplies of natural gas, contract new end user deliveries, improve margins and manage operations to fully utilize our systems’ capacities. As part of this process, we focus on providing a full range of services to producers and end users, including supply aggregation and transportation and hedging, which we believe provides us with a competitive advantage when we compete for sources of natural gas supply.

•	Continue to improve our balance sheet and financial flexibility. We intend to continue to improve our balance sheet and financial flexibility. We have established a target over the next couple of years of achieving a ratio of total debt to Adjusted EBITDA of less than 4.0 to 1.0, and we do not currently expect to resume cash distributions on our outstanding units until we achieve such a ratio of less than 4.5 to 1.0 (pro forma for any distribution). In addition, any decision to resume cash distributions on our units and the amount of any such distributions would consider maintaining sufficient cash flow in excess of the distribution to continue to move towards lower leverage levels. We will also consider general economic conditions and our outlook for our business as we determine to pay any distribution. Our preliminary 2010 capital expenditure budget includes $22.6 million of identified growth projects, and we expect to fund such expenditures with internally generated cash flow, with any excess cash flow applied towards debt, working capital or new projects. We will also consider the use of alternative financing strategies such as entering into joint venture arrangements. We believe that availability under our new credit facility, our ability to issue additional partnership units and enter into strategic joint venture arrangements should provide us with the financial flexibility to facilitate the execution of our business strategy.

•	Pursue accretive acquisitions and undertake selective construction and expansion opportunities (“organic growth”).

•	We intend to use our acquisition and integration experience to continue to make strategic acquisitions of assets that offer the opportunity for operational efficiencies and the potential for increased utilization and expansion of the acquired asset. We pursue acquisitions that we believe will add to existing core areas in order to capitalize on our existing infrastructure, personnel and producer and consumer relationships. We also examine opportunities to establish positions in new areas in regions with significant natural gas reserves and high levels of drilling activity or with growing demand for natural gas, primarily through the acquisition or development of key assets that will serve as a platform for further growth.

•	We also intend to leverage our existing infrastructure and producer and customer relationships by expanding existing systems to meet new or increased demand for our gathering, transmission, processing and marketing services. Substantially all of our capital projects during 2009 and our planned projects for 2010 target these types of opportunities.

•	We will consider the construction of facilities and systems in new areas in regions with significant natural gas reserves and high levels of drilling activity or with growing demand for natural gas that lack midstream infrastructure to process and/or transport the natural gas. We believe our existing infrastructure and construction experience provide us with a competitive advantage for such expansion opportunities. For example:

•	We established a new core area through the acquisition of LIG Pipeline Company and subsidiaries, which we collectively refer to as Crosstex LIG, in 2004, thereby acquiring one of the largest intrastate pipeline systems in Louisiana. As a result of this acquisition, in 2006 and 2007 we had the opportunity to expand the system in north Louisiana in response to increasing production from the Cotton Valley formation, from a capacity of approximately 40 MMcf/d to approximately 275 MMcf/d. We then further expanded the system in north Louisiana during 2008 and 2009, increasing its capacity to 410 MMcf/d as of December 31, 2009 to take advantage of the increasing production and producer needs in the Haynesville Shale.

•	In 2006, we established a new core area in north Texas by adding the natural gas gathering pipeline systems and related facilities acquired from Chief Holdings LLC, or Chief, to our NTP, and other operations in the Barnett Shale area. Immediately prior to the acquisition, we had completed construction on our NTP. Since our 2006 acquisition, we have expanded our gathering system in north Texas and connected in excess of 500 new wells and significantly increased acreage dedicated to our systems. We have also constructed three gas processing plants with total processing capacity in the Barnett Shale of 280 MMcf/d.

•	In 2005, we acquired the south Louisiana processing business from El Paso Corporation, which included a lease of the Eunice NGL processing plant and fractionation facility. In October 2009, we acquired the Eunice NGL processing plant and fractionation facility, which will eliminate approximately $12 million per year in lease expense and provide opportunities for optimization of the facility. In December 2009, we acquired the Intracoastal Pipeline, which we were using under a lease arrangement and which is integrated with our NGL system in South Louisiana. Not only will the acquisition of the Intracoastal Pipeline eliminate lease expense, but at the time of the acquisition we also received additional dedications of liquids volumes into our systems from another operator in the area.

Dispositions and Recent Developments

Disposition of Assets.  One of our business strategies during 2009 was to sell certain non-strategic assets and to use the sales proceeds to reduce our long-term indebtedness. In February 2009, we sold our Arkoma system for approximately $10.7 million. In August 2009, we sold our midstream assets in Alabama, Mississippi and south Texas for $217.6 million. In addition, in October 2009, we sold our natural gas treating business for $265.4 million. Proceeds from these dispositions, net of transaction costs and other obligations associated with the sales, were used to repay $470.1 million of our long-term indebtedness. We sold our east Texas midstream assets on January 15, 2010 for $40.0 million and used the proceeds to repay $28.9 million of long-term indebtedness.

Eunice and Intracoastal Pipeline Acquisitions.  On October 15, 2009, we acquired the Eunice NGL processing plant and fractionation facility for $23.5 million in cash and the assumption of $18.1 million in debt. We owned the contract rights associated with the Eunice plant as part of the November 2005 south Louisiana acquisition and we operated and managed the plant under an operating lease with an unaffiliated third party prior to this acquisition in October 2009. This acquisition eliminated lease obligations of $12.2 million per year. We also acquired the Intracoastal Pipeline located in southern Louisiana for approximately $10.3 million in December 2009. Both of these acquisitions were designed to enhance our NGL business.

Sale of Preferred Units.  On January 19, 2010, we issued approximately $125.0 million of Series A Convertible Preferred Units to an affiliate of Blackstone/GSO Capital Solutions. The 14,705,882 preferred units are convertible at any time into common units on a one-for-one basis, subject to certain adjustments in the event of certain dilutive issuances of common units. We have the right to force conversion of the preferred units after three years if (i) the daily volume-weighted average trading price of the common units is greater than 150% of the then-applicable conversion price for 20 out of the trailing 30 days ending on two trading days before the date on which we deliver notice of such conversion, and (ii) the average daily trading volume of common units must have exceeded 250,000 common units for 20 out of the trailing 30 trading days ending on two trading days before the date on which we deliver notice of such conversion. The preferred units are not redeemable but will pay a quarterly distribution that will be the greater of $0.2125 per unit or the amount of the quarterly distribution per unit paid to common unitholders, subject to certain adjustments. Such quarterly distribution may be paid in cash, in additional preferred units issued in kind or any combination thereof, provided that the distribution may not be paid in additional preferred units if we pay a cash distribution on common units.

New Credit Facility.   We are amending and restating our existing secured bank credit facility with the new credit facility, which will be guaranteed by substantially all of our subsidiaries. We expect the size of the new credit facility to be up to $450.0 million, and the maturity date of the new credit facility will be four years after the closing date of the new credit facility. Obligations under the new credit facility will be secured by first priority liens on substantially all of our assets and those of the guarantors, including all material pipeline, gas gathering and processing assets, all material working capital assets and a pledge of all of our equity interests in substantially all of our subsidiaries. Under the new credit facility, borrowings will bear interest at our option at the British Bankers Association LIBOR Rate plus an applicable margin, or the highest of the Federal Funds Rate plus 0.50%, the 30-day Eurodollar Rate plus 1.0%, or the administrative agent’s prime rate, in each case plus an applicable margin. We will pay a per annum fee on all letters of credit issued under the new credit facility, and we will pay a commitment fee of 0.50% per annum on the unused availability under the new credit facility. The letter of credit fee and the applicable margins for our interest rate vary quarterly based on our leverage ratio.

Our Assets

North Texas Assets.  Our NTP which commenced service in April 2006, consists of a 140-mile pipeline and associated gathering lines from an area near Fort Worth, Texas to a point near Paris, Texas. The initial capacity of the NTP was approximately 250 MMcf/d. In 2007, we expanded the capacity on the NTP to a total of approximately 375 MMcf/d. The NTP connects production from the Barnett Shale to markets in north Texas and to markets accessed by the Natural Gas Pipeline Company, or NGPL, Kinder Morgan, Houston Pipeline, or HPL, Atmos, Gulf Coast Crossing and other markets. As of December 2008 and September 2009, the total throughput on the NTP was approximately 300,000 MMBtu/d and 324,000 MMBtu/d, respectively. The new interconnect with Gulf Crossing Pipeline, which commenced service in August 2009, provides our customers access to mid-west and east coast markets.

On June 29, 2006, we acquired the natural gas gathering pipeline systems and related facilities of Chief in the Barnett Shale for $475.3 million. The acquired systems included gathering pipeline, a 125 MMcf/d carbon dioxide treating plant and compression facilities with 26,000 horsepower. At the closing of that transaction, approximately 160,000 net acres previously owned by Chief and acquired by Devon simultaneously with our acquisition, as well as 60,000 net acres owned by other producers, were dedicated to the systems. Immediately following the closing of the Chief acquisition, we began expanding our north Texas pipeline gathering system.

•	Gathering System. Since the date of the acquisition through September 30, 2009, we have expanded our gathering system and connected in excess of 500 new wells to our north Texas gathering system and significantly increased the productive acreage dedicated to the system. As of September 30, 2009, total capacity on our north Texas gathering system was approximately 1,100 MMcf/d and total throughput was approximately 796,000 MMBtu/d in December 2008 and 816,000 MMBtu/d for the nine months ended September 30, 2009.

•	Processing Facilities. Since 2006, we have constructed three gas processing plants with a total processing capacity in the Barnett Shale of 280 MMcf/d, including our Silver Creek plant, which is a 200 MMcf/d cryogenic processing plant, our Azle plant, which is a 50 MMcf/d cryogenic processing plant and our Goforth plant, which is a 30 MMcf/d processing plant. Total processing throughput averaged 199,000 MMBtu/d and 226,000 MMBtu/d for the year ended December 31, 2008 and nine months ended September 30, 2009, respectively.

We have budgeted approximately $15.0 million for continued development of our north Texas assets during 2010. These capital projects represent system expansions that are planned to handle volume growth as well as projects required pursuant to existing obligations with producers to connect new wells to our gathering systems in north Texas.

Louisiana Assets.  Our Louisiana assets include our Crosstex LIG intrastate pipeline system and our gas processing and liquids business in south Louisiana, referred to as our south Louisiana processing assets.

•	Crosstex LIG System. The Crosstex LIG system is one of the largest intrastate pipeline systems in Louisiana, consisting of approximately 2,100 miles of gathering and transmission pipeline,

with an average throughput of approximately 960,000 MMBtu/d and 906,000 MMBtu/d for the year ended December 31, 2008 and the nine months ended September 30, 2009, respectively. The system also includes two operating, on-system processing plants, our Plaquemine and Gibson plants, with an average throughput of 311,000 MMBtu/d and 259,000 MMBtu/d for the year ended December 31, 2008 and the nine months ended September 30, 2009, respectively. The system has access to both rich and lean gas supplies. These supplies reach from north Louisiana to new onshore production in south central and southeast Louisiana. Crosstex LIG has a variety of transportation and industrial sales customers, with the majority of its sales being made into the industrial Mississippi River corridor between Baton Rouge and New Orleans.

In 2007, we extended our Crosstex LIG system to the north to reach additional productive areas in the developing natural gas fields south of Shreveport, Louisiana, primarily in the Cotton Valley formation. This extension, referred to as the north Louisiana expansion, consists of 63 miles of 24” mainline with 9 miles of gathering lateral pipeline. Our north Louisiana expansion bisects the developing Haynesville Shale gas play in north Louisiana. The north Louisiana expansion was operating at near capacity during 2008 as the Haynesville gas was beginning to develop so we added 35 MMcf/d of capacity by adding compression during the third quarter of 2008 bringing the total capacity of the north Louisiana expansion to approximately 275 MMcf/d. We continued the expansion of our north Louisiana system during 2009 increasing capacity by 100 MMcf/d in July 2009 by adding compression. We increased our capacity by another 35 MMcf/d with a new interconnect into an interstate pipeline in December 2009 and bringing total capacity to 410 MMcf/d by the end of 2009. We have long-term firm transportation agreements subscribing to all of the incremental capacity added during 2009. In addition, we added compression during 2009 between the southern portion of our Crosstex LIG system and the northern expansion of our Crosstex LIG system, which increased the capacity to 145 MMdf/d from the north to our markets in the south. Interconnects on the north Louisiana expansion include connections with the interstate pipelines of ANR Pipeline, Columbia Gulf Transmission, Texas Gas Transmission, Trunkline Gas and Tennessee Gas Pipeline.

We have budgeted approximately $7.0 million for continued expansion in north Louisiana during 2010.

•	South Louisiana Processing and NGL Assets. Natural gas processing capacity available to the Gulf Coast producers continues to exceed demand. During 2007, 2008, and 2009 we completed a number of operational changes at our Eunice facility and other plants to idle certain equipment, reduce operating expenses and reconfigure operations to manage the lower utilization. In addition, we have increased our focus on upstream markets and opportunities through integration of our Crosstex LIG system and south Louisiana processing assets to improve our overall performance. In 2008, our south Louisiana assets were negatively impacted by hurricanes Gustav and Ike, which came ashore in September 2008. Although we did not sustain substantial physical damage, several offshore platforms and pipelines owned by third parties transporting gas production to our Pelican, Eunice, Sabine Pass and Blue Water processing plants were damaged by the storms. Substantially all of the production from the pipeline systems supplying our plants was restored to pre-hurricane levels as of September 30, 2009. The south Louisiana processing assets include the following:

•	Eunice Processing Plant and Fractionation Facility. The Eunice processing plant has a capacity of 750 MMcf/d and processed approximately 521,000 MMBtu/d and 392,000 MMBtu/d for the year ended December 31, 2008 and during September 2009, respectively. The plant is connected to onshore gas supply, as well as continental shelf and deepwater gas production and has downstream connections to the ANR Pipeline, Florida Gas Transmission and Texas Gas Transmission, or TGT. The Eunice fractionation facility, which was idled in August 2007, has a capacity of 36,000 barrels per day of liquid products. Beginning in August 2007, the liquids from the Eunice processing plant were transported through our Cajun Sibon pipeline system to our Riverside plant for fractionation. The Eunice fractionation facility, when operational, produces ethane, propane, iso-butane, normal butane and natural gasoline for various customers. The fractionation facility is directly connected to the southeast propane market and pipelines to the Anse La Butte storage facility. We owned the contract rights associated with the Eunice plant and operated and managed the plant under an operating lease with an unaffiliated third party through October 2009. In October 2009, we acquired the Eunice plant for $23.5 million in cash and the assumption of $18.1 million in debt by buying out the operating lease, thereby eliminating $12.2 million of annual lease obligations.

•	Pelican Processing Plant. The Pelican processing plant complex is located in Patterson, Louisiana and has a designed capacity of 600 MMcf/d of natural gas. For the year ended December 31, 2008 and during September 2009, the plant processed approximately 266,000 MMBtu/d and 349,000 MMBtu/d, respectively. The Pelican plant is connected with continental shelf and deepwater production and has downstream connections to the ANR Pipeline.

•	Sabine Pass Processing Plant. The Sabine Pass processing plant is located east of the Sabine River at Johnson’s Bayou, Louisiana and has a processing capacity of 300 MMcf/d of natural gas. The Sabine Pass plant is connected to continental shelf and deepwater gas production with downstream connections to Florida Gas Transmission, Tennessee Gas Pipeline (TGP) and Transco. The plant processed approximately 132,000 MMBtu/d during September 2009.

•	Blue Water Gas Processing Plant. We acquired a 23.85% interest in the Blue Water gas processing plant in the November 2005 El Paso acquisition and acquired an additional 35.42% interest in May 2006, at which time we became the operator of the plant. The plant has a net capacity to our interest of 186 MMcf/d. During 2008, TGP acquired Columbia Gulf Transmission’s ownership share in the Blue Water pipeline. In January 2009, TGP reversed the flow of the gas on the pipeline thereby removing access to all the gas processed at our Blue Water plant from the Blue Water offshore system and the plant did not operate during the nine months ended September 30, 2009. The gas composition of the reverse TGP stream is leaner in NGL content, but may be profitable to process during periods of high fractionation spreads. In November 2009, the plant was restarted to process the reverse flow stream on TGP. The plant is expected to operate in this mode periodically as fractionation spread and volumes dictate. When we process the reverse stream, we earn all of the margin from processing the gas under a straddle agreement with TGP.

•	Riverside Fractionation Plant. The Riverside fractionator and loading facility is located on the Mississippi River upriver from Geismar, Louisiana. The Riverside plant has a fractionation capacity of approximately 30,000 barrels per day of liquids products and fractionates liquids delivered by the Cajun Sibon pipeline system from the Eunice, Pelican, Blue Water and Kaplan plants or by truck. The Riverside facility has above-ground storage capacity of approximately 102,000 barrels.

•	Napoleonville Storage Facility. The Napoleonville NGL storage facility is connected to the Riverside facility and has a total capacity of approximately 2.4 million barrels of underground storage from two existing caverns. The caverns are currently operated in propane and butane service and space is sold to customers for a fee. Additional acreage on the salt dome feature allows space for the future development of additional NGL or natural gas storage caverns.

•	Cajun Sibon Pipeline System. The Cajun Sibon pipeline system consists of approximately 400 miles of 6” and 8” pipelines with a system capacity of approximately 28,000 Bbls/day. The pipeline transports unfractionated NGLs, referred to as raw make, from the Eunice, Pelican, Blue Water and Kaplan plants to either the Riverside fractionator or offloaded to third party fractionators when necessary. Alternate deliveries can be made to the Eunice fractionation facility when operational.

•	Intracoastal Pipeline. In December 2009, we acquired the Intracoastal Pipeline from a subsidiary of Chevron Midstream Pipelines LLC. The pipeline consists of approximately 62 miles of six or eight inch pipeline and extends from Patterson to Henry in southern Louisiana. The pipeline connects our Pelican processing plant to the Cajun Sibon pipeline system and accesses other third party processing plants in the region. Prior to our acquisition, we utilized portions of the Intracoastal Pipeline under a long-term lease arrangement. This acquisition eliminates approximately $1.3 million of annual lease expense. We have also entered into an agreement to use the system to bring additional liquids into our NGL system.

Industry Overview

The following diagram illustrates the gathering, processing, fractionation and transmission process.

The midstream natural gas industry is the link between exploration and production of natural gas and the delivery of its components to end-user markets. The midstream industry is generally characterized by regional competition based on the proximity of gathering systems and processing plants to natural gas producing wells.

Natural gas gathering.  The natural gas gathering process follows the drilling of wells into gas bearing rock formations. Once a well has been completed, the well is connected to a gathering system. Gathering systems typically consist of a network of small diameter pipelines and, if necessary, compression systems that collect natural gas from points near producing wells and transport it to larger pipelines for further transmission.

Compression.  Gathering systems are operated at pressures that will maximize the total throughput from all connected wells. Because wells produce at progressively lower field pressures as they age, it becomes increasingly difficult to deliver the remaining production in the ground against the higher pressure that exists in the connected gathering system. Natural gas compression is a mechanical process in which a volume of gas at an existing pressure is compressed to a desired higher pressure, allowing gas that no longer naturally flows into a higher-pressure downstream pipeline to be brought to market. Field compression is typically used to allow a gathering system to operate at a lower pressure or provide sufficient discharge pressure to deliver gas into a higher-pressure downstream pipeline. If field compression is not installed, then the remaining natural gas in the ground will not be produced because it will be unable to overcome the higher gathering system pressure. In contrast, if field compression is installed, a declining well can continue delivering natural gas.

Natural gas processing.  The principal components of natural gas are methane and ethane, but most natural gas also contains varying amounts of NGLs and contaminants, such as water, sulfur compounds, nitrogen or helium. Natural gas produced by a well may not be suitable for long-haul pipeline transportation or commercial use and may need to be processed to remove the heavier hydrocarbon components and contaminants. Natural gas in commercial distribution systems is composed almost entirely of methane and ethane, with moisture and other contaminants removed to very low concentrations. Natural gas is processed not only to remove unwanted contaminants that would interfere with pipeline transportation or use of the natural gas, but also to separate from the gas those hydrocarbon liquids that have higher value as NGLs. The removal and separation of individual hydrocarbons by processing is possible because of differences in weight, boiling point, vapor pressure and other physical characteristics. Natural gas processing involves the separation of natural gas into pipeline quality natural gas and a mixed NGL stream, as well as the removal of contaminants.

NGL fractionation.  Fractionation is the process by which NGLs are further separated into individual, more valuable components. NGL fractionation facilitates separate mixed NGL streams into discrete NGL products: ethane, propane, isobutane, normal butane, natural gasoline and stabilized condensate. Ethane is primarily used in the petrochemical industry as feedstock for ethylene, one of the basic building blocks for a wide range of plastics and other chemical products. Propane is used both as a petrochemical feedstock in the production of ethylene and propylene and as a heating fuel, an engine fuel and industrial fuel. Isobutane is used principally to enhance the octane content of motor gasoline. Normal butane is used as a petrochemical feedstock in the production of ethylene and butylene (a key ingredient in synthetic rubber), as a blend stock for motor gasoline and to derive isobutene through isomerization. Natural gasoline, a mixture of pentanes and heavier hydrocarbons, is used primarily as motor gasoline blend stock or petrochemical feedstock.

Natural gas transmission.  Natural gas transmission pipelines receive natural gas from mainline transmission pipelines, processing plants, and gathering systems and deliver it to industrial end-users, utilities and to other pipelines.

Balancing of Supply and Demand

As we purchase natural gas, we establish a margin normally by selling natural gas for physical delivery to third-party users. We can also use over-the-counter derivative instruments or enter into a future delivery obligation under futures contracts on the NYMEX. Through these transactions, we seek to maintain a position that is substantially balanced between purchases, on the one hand, and sales or future delivery obligations, on the other hand. Our policy is not to acquire and hold natural gas future contracts or derivative products for the purpose of speculating on price changes.

Competition

The business of providing gathering, transmission, processing and marketing services for natural gas and NGLs is highly competitive. We face strong competition in obtaining natural gas supplies and in the marketing and transportation of natural gas and NGLs. Our competitors include major integrated oil companies, natural gas producers, interstate and intrastate pipelines and other natural gas gatherers and processors. Competition for natural gas supplies is primarily based on geographic location of facilities in relation to production or markets, the reputation, efficiency and reliability of the gatherer and the pricing arrangements offered by the gatherer. Many of our competitors offer more services or have greater financial resources and access to larger natural gas supplies than we do. Our competition differs in different geographic areas.

In marketing natural gas and NGLs, we have numerous competitors, including marketing affiliates of interstate pipelines, major integrated oil and gas companies, and local and national natural gas producers, gatherers, brokers and marketers of widely varying sizes, financial resources and experience. Local utilities and distributors of natural gas are, in some cases, engaged directly, and through affiliates, in marketing activities that compete with our marketing operations.

We face strong competition for acquisitions and development of new projects from both established and start-up companies. Competition increases the cost to acquire existing facilities or businesses, and results in fewer commitments and lower returns for new pipelines or other development projects. Many of our competitors have greater financial resources or lower capital costs, or are willing to accept lower returns or greater risks. Our competition differs by region and by the nature of the business or the project involved.

Natural Gas Supply

Our transmission pipelines have connections with major interstate and intrastate pipelines, which we believe have ample supplies of natural gas in excess of the volumes required for these systems. In connection with the construction and acquisition of our gathering systems, we evaluate well and reservoir data publicly available or furnished by producers or other service providers to determine the availability of natural gas supply for the systems and/or obtain a minimum volume commitment from the producer that results in a rate of return on our investment. Based on these facts, we believe that there should be adequate natural gas supply to recoup our investment with an adequate rate of return. We do not routinely obtain independent evaluations of reserves dedicated to our systems due to the cost and relatively limited benefit of such evaluations. Accordingly, we do not have estimates of total reserves dedicated to our systems or the anticipated life of such producing reserves.

Credit Risk and Significant Customers

We are diligent in attempting to ensure that we issue credit to only credit-worthy customers. However, our purchase and resale of gas exposes us to significant credit risk, as the margin on any sale is generally a very small percentage of the total sale price. Therefore, a credit loss can be very large relative to our overall profitability.

During the year ended December 31, 2008, we had one customer that accounted for approximately 11% of our consolidated revenues from continuing and discontinued operations. While this customer represents a significant percentage of consolidated revenues, the loss of this customer would not have a material impact on our results of operations.

Regulation

Regulation by FERC of Interstate Natural Gas Pipelines.  We do not own any interstate natural gas pipelines, so the Federal Energy Regulatory Commission, or FERC, does not directly regulate our operations under the National Gas Act, or NGA. However, FERC’s regulation of interstate natural gas pipelines influences certain aspects of our business and the market for our products. In general, FERC has authority over natural gas companies that provide natural gas pipeline transportation services in interstate commerce and its authority to regulate those services includes:

•	the certification and construction of new facilities;

•	the extension or abandonment of services and facilities;

•	the maintenance of accounts and records;

•	the acquisition and disposition of facilities;

•	maximum rates payable for certain services; and

•	the initiation and discontinuation of services.

While we do not own any interstate pipelines, we do transport some gas in interstate commerce. The rates, terms and conditions of service under which we transport natural gas in our pipeline systems in interstate commerce are subject to FERC jurisdiction under Section 311 of the Natural Gas Policy Act, or NGPA. In addition, FERC has adopted, or is in the process of adopting, various regulations concerning natural gas market transparency that will apply to some of our pipeline operations. The maximum rates for services provided under Section 311 of the NGPA may not exceed a “fair and equitable rate”, as defined in the NGPA. The rates are generally subject to review every three years by FERC or by an appropriate state agency. The inability to obtain approval of rates at acceptable levels could result in refund obligations, the inability to achieve adequate returns on investments in new facilities and the deterrence of future investment or growth of the regulated facilities.

Intrastate Pipeline Regulation.  Our intrastate natural gas pipeline operations are subject to regulation by various agencies of the states in which they are located. Most states have agencies that possess the authority to review and authorize natural gas transportation transactions and the construction, acquisition, abandonment and interconnection of physical facilities. Some states also have state agencies that regulate transportation rates, service terms and conditions and contract pricing to ensure their reasonableness and to ensure that the intrastate pipeline companies that they regulate do not discriminate among similarly situated customers.

Gathering Pipeline Regulation.  Section 1(b) of the NGA exempts natural gas gathering facilities from the jurisdiction of FERC under the NGA. We own a number of natural gas pipelines that we believe meet the traditional tests FERC has used to establish a pipeline’s status as a gatherer not subject to FERC jurisdiction. State regulation of gathering facilities generally includes various safety, environmental and, in some circumstances, nondiscriminatory take requirements, and in some instances complaint-based rate regulation.

We are subject to some state ratable take and common purchaser statutes. The ratable take statutes generally require gatherers to take, without undue discrimination, natural gas production that may be tendered to the gatherer for handling. Similarly, common purchaser statutes generally require gatherers to purchase without undue discrimination as to source of supply or producer. These statutes are designed to prohibit discrimination in favor of one producer over another producer or one source of supply over another source of supply.

Sales of Natural Gas.  The price at which we sell natural gas currently is not subject to federal regulation and, for the most part, is not subject to state regulation. Our sales of natural gas are affected by the availability, terms and cost of pipeline transportation. As noted above, the price and terms of access to pipeline transportation are subject to extensive federal and state regulation. FERC is continually proposing and implementing new rules and regulations affecting those segments of the natural gas industry, most notably interstate natural gas transmission companies that remain subject to FERC’s jurisdiction. These initiatives also may affect the intrastate transportation of natural gas under certain circumstances. We cannot predict the ultimate impact of these regulatory changes on our natural gas marketing operations but we do not believe that we will be affected by any such FERC action materially differently than other natural gas marketers with whom we compete.

Environmental Matters

General.  Our operation of processing and fractionation plants, pipelines and associated facilities in connection with the gathering and processing of natural gas and the transportation, fractionation and storage of NGLs is subject to stringent and complex federal, state and local laws and regulations relating to release of hazardous substances or wastes into the environment or otherwise relating to protection of the environment. As with the industry generally, compliance with existing and anticipated environmental laws and regulations increases our overall costs of doing business, including cost of planning, constructing, and operating plants, pipelines, and other facilities. Included in our construction and operation costs are capital cost items necessary to maintain or upgrade equipment and facilities. Similar costs are likely upon changes in laws or regulations and upon any future acquisition of operating assets.

Any failure to comply with applicable environmental laws and regulations, including those relating to equipment failures and obtaining required governmental approvals, may result in the assessment of administrative, civil or criminal penalties, imposition of investigatory or remedial activities and, in less common circumstances, issuance of injunctions or construction bans or delays. We believe that we currently hold all material governmental approvals required to operate our major facilities. As part of the regular overall evaluation of our operations, we have implemented procedures to review and update governmental approvals as necessary. We believe that our operations and facilities are in substantial compliance with applicable environmental laws and regulations and that the cost of compliance with such laws and regulations currently in effect will not have a material adverse effect on our operating results or financial condition.

The clear trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment, and thus there can be no assurance as to the amount or timing of future expenditures for environmental compliance or remediation, and actual future expenditures may be different from the amounts we currently anticipate. Moreover, risks of process upsets, accidental releases or spills are associated with our possible future operations, and we cannot assure you that we will not incur significant costs and liabilities, including those relating to claims for damage to property and persons as a result of any such upsets, releases, or spills. In the event of future increases in environmental costs, we may be unable to pass on those cost increases to our customers. A discharge of hazardous substances or wastes into the environment could, to the extent losses related to the event are not insured, subject us to substantial expense, including both the cost to comply with applicable laws and regulations and to pay fines or penalties that may be assessed and the cost related to claims made by neighboring landowners and other third parties for personal injury or damage to natural resources or property. We will attempt to anticipate future regulatory requirements that might be imposed and plan accordingly to comply with changing environmental laws and regulations and to minimize costs with respect to more stringent future laws and regulations of more rigorous enforcement of existing laws and regulations.

Hazardous Substance and Waste.  To a large extent, the environmental laws and regulations affecting our possible future operations relate to the release of hazardous substances or solid wastes into soils, groundwater and surface water, and include measures to prevent and control pollution. These laws and regulations generally regulate the generation, storage, treatment, transportation and disposal of solid and hazardous wastes, and may require investigatory and corrective actions at facilities where such waste may have been released or disposed. For instance, the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, also known as the “Superfund” law, and comparable state laws, impose liability without regard to fault or the legality of the original conduct, on certain classes of persons that contributed to a release of “hazardous substance” into the environment. Potentially liable persons include the owner or operator of the site where a release occurred and companies that disposed or arranged for the disposal of the hazardous substances found at the site. Under CERCLA, these persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources, and for the costs of certain health studies. CERCLA also authorizes the EPA and, in some cases, third parties to take actions in response to threats to the public health or the environment and to seek to recover from the potentially responsible classes of persons the costs they incur. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or other wastes released into the environment. Although “petroleum” as well as natural gas and NGLs are excluded from CERCLA’s definition of a “hazardous substance,” in the course of ordinary operations, we may generate wastes that may fall within the definition of a “hazardous substance.” In addition, there are other laws and regulations that can create liability for releases of petroleum, natural gas or NGLs. Moreover, we may be responsible under CERCLA or other laws for all or part of the costs required to clean up sites at which such wastes have been disposed. We have not received any notification that we may be potentially responsible for cleanup costs under CERCLA or any analogous federal or state laws.

We also generate, and may in the future generate, both hazardous and nonhazardous solid wastes that are subject to requirements of the federal Resource Conservation and Recovery Act, or RCRA, and/or comparable state statutes. We are not currently required to comply with a substantial portion of the RCRA requirements because our operations generate minimal quantities of hazardous wastes. From time to time, the Environmental Protection Agency, or EPA, and state regulatory agencies have considered the adoption of stricter disposal standards for nonhazardous wastes, including crude oil and natural gas wastes. Moreover, it is possible that some wastes generated by us that are currently classified as nonhazardous may in the future be designated as “hazardous wastes,” resulting in the wastes being subject to more rigorous and costly management and disposal requirements. Changes in applicable laws or regulations may result in an increase in our capital expenditures or plant operating expenses or otherwise impose limits or restrictions on our production and operations.

We currently own or lease, and have in the past owned or leased, and in the future we may own or lease, properties that have been used over the years for natural gas gathering, treating or processing and for NGL fractionation, transportation or storage. Solid waste disposal practices within the NGL industry and other oil and natural gas related industries have improved over the years with the passage and implementation of various environmental laws and regulations. Nevertheless, some hydrocarbons and other solid wastes have been disposed of on or under various properties owned or leased by us during the operating history of those facilities. In addition, a number of these properties may have been operated by third parties over whom we had no control as to such entities’ handling of hydrocarbons or other wastes and the manner in which such substances may have been disposed of or released. These properties and wastes disposed thereon may be subject to CERCLA, RCRA, and analogous state laws. Under these laws, we could be required to remove or remediate previously disposed wastes or property contamination, including groundwater contamination, or to take action to prevent future contamination.

Air Emissions.  Our current and future operations are subject to the federal Clean Air Act and comparable state laws and regulations. These laws and regulations regulate emissions of air pollutants from various industrial sources, including our facilities, and impose various monitoring and reporting requirements. Pursuant to these laws and regulations, we may be required to obtain environmental agency pre-approval for the construction or modification of certain projects or facilities expected to produce air emissions or result in an increase in existing air emissions, obtain and comply with the terms of air permits, which include various emission and operational limitations, or use specific emission control technologies to limit emissions. We likely will be required to incur certain capital expenditures in the future for air pollution control equipment in connection with maintaining or obtaining governmental approvals addressing air-emission related issues. Failure to comply with applicable air statutes or regulations may lead to the assessment of administrative, civil or criminal penalties, and may result in the limitation or cessation of construction or operation of certain air emission sources. Although we can give no assurances, we believe such requirements will not have a material adverse effect on our financial condition or operating results, and the requirements are not expected to be more burdensome to us than any similarly situated company.

Air emissions associated with operations in the Barnett Shale area have come under recent scrutiny. In 2009, the Texas Commission on Environmental Quality (TCEQ) conducted comprehensive monitoring of air emissions in the Barnett Shale area, in response to public concerns about high concentrations of benzene in the air near drilling sites and natural gas processing facilities. A comprehensive report detailing the monitoring results and their potential health impacts is expected to be finalized in early 2010. Environmental groups have advocated increased regulation in the Barnett Shale area and these groups as well as at least one state representative have further advocated a moratorium on permits for new gas wells until TCEQ completes its analysis. Also, the EPA recently entered into a settlement that requires it to reevaluate regulations for the control of air emissions from natural gas production facilities. Changes in laws or regulations imposing emission limitations, pollution control technology requirements or other regulatory requirements or any restriction on permitting of natural gas production facilities in the Barnett Shale area could have an adverse effect on our business.

Climate Change.  In response to concerns suggesting that emissions of certain gases, commonly referred to as “greenhouse gases” (including carbon dioxide and methane), may be contributing to warming of the Earth’s atmosphere, the U.S. Congress is actively considering legislation to reduce such emissions. In addition, at least one-third of the states, either individually or through multi-state regional initiatives, have already taken legal measures intended to reduce greenhouse gas emissions, primarily through the planned development of greenhouse gas emission inventories and/or greenhouse gas cap and trade programs. In addition, EPA is taking steps that would result in the regulation of greenhouse gases as pollutants under the federal Clean Air Act. Furthermore, in September 2009, EPA finalized regulations that require monitoring and reporting of greenhouse gas emissions on an annual basis, including extensive greenhouse gas monitoring and reporting requirements, beginning in 2010. Although the greenhouse gas reporting rule does not control greenhouse gas emission levels from any facilities, it will still cause us to incur monitoring and reporting costs for emissions that are subject to the rule. Some of our facilities include source categories that are subject to the greenhouse gas reporting requirements included in the final rule. However, EPA postponed a decision on proposed Subpart W to 40 CFR part 98, which would have applied to fugitive and vented methane emissions from the oil and gas sector, including natural gas transmission compression. The prospect remains that EPA will adopt regulations that require reporting of fugitive and vented methane emissions from the oil and gas industry, which will increase our monitoring and reporting costs. In December 2009, EPA also issued findings that greenhouse gases in the atmosphere endanger public health and welfare, and that emissions from mobile sources cause or contribute to greenhouse gases in the atmosphere. The endangerment findings will not immediately affect our operations, but standards eventually promulgated pursuant to these findings could affect our operations and ability to obtain air permits for new or modified facilities. Legislation and regulations relating to control or reporting of greenhouse gas emissions are also in various stages of discussions or implementation in about one-third of the states. Lawsuits have been filed seeking to force the federal government to regulate greenhouse gases emissions under the Clean Air Act and to require individual companies to reduce greenhouse gas emissions from their operations. These and other lawsuits may result in decisions by state and federal courts and agencies that could impact our operations and ability to obtain certifications and permits to construct future projects.

Passage of climate change legislation or other federal or state legislative or regulatory initiatives that regulate or restrict emissions of greenhouse gases in areas in which we conduct business could adversely affect the demand for the products we store, transport, and process, and depending on the particular program adopted could increase the costs of our operations, including costs to operate and maintain our facilities, install new emission controls on our facilities, acquire allowances to authorize our greenhouse gas emissions, pay any taxes related to our greenhouse gas emissions and/or administer and manage a greenhouse gas emissions program. We may be unable to recover any such lost revenues or increased costs in the rates we charge our customers, and any such recovery may depend on events beyond our control, including the outcome of future rate proceedings before the FERC or state regulatory agencies and the provisions of any final legislation or regulations. Reductions in our revenues or increases in our expenses as a result of climate control initiatives could have adverse effects on our business, financial position, results of operations and prospects.

Clean Water Act.  The Federal Water Pollution Control Act, also known as the Clean Water Act, and comparable state laws impose restrictions and strict controls regarding the discharge of pollutants, including natural gas liquid related wastes, into state waters or waters of the United States. Regulations promulgated pursuant to these laws require that entities that discharge into federal and state waters obtain National Pollutant Discharge Elimination System, or NPDES, and/or state permits authorizing these discharges. The Clean Water Act and analogous state laws assess administrative, civil and criminal penalties for discharges of unauthorized pollutants into the water and impose substantial liability for the costs of removing spills from such waters. In addition, the Clean Water Act and analogous state laws require that individual permits or coverage under general permits be obtained by covered facilities for discharges of storm water runoff. We believe that we are in substantial compliance with Clean Water Act permitting requirements as well as the conditions imposed thereunder, and that continued compliance with such existing permit conditions will not have a material effect on our results of operations.

It is customary to recover natural gas from deep shale formations through the use of hydraulic fracturing, combined with sophisticated horizontal drilling. Hydraulic fracturing is an important and commonly used process in the completion of wells by our customers, particularly in Barnett Shale and Haynesville Shale regions of our operations. Hydraulic fracturing involves the injection of water, sand and chemical additives under pressure into rock formations to stimulate gas production. Due to public concerns raised regarding potential impacts of hydraulic fracturing on groundwater quality, legislative and regulatory efforts at the federal level and in some states have been initiated to require or make more stringent the permitting and compliance requirements for hydraulic fracturing operations. In particular, the U.S. Congress is currently considering legislation to amend the federal Safe Drinking Water Act to subject hydraulic fracturing operations to regulation under that Act and to require the disclosure of chemicals used by the oil and gas industry in the hydraulic fracturing process. Sponsors of bills currently pending before the U.S. Senate and House of Representatives have asserted that chemicals used in the fracturing process could adversely affect drinking water supplies. Proposed legislation would require, among other things, the reporting and public disclosure of chemicals used in the fracturing process, which could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings against producers and service providers. In addition, these bills, if adopted, could establish an additional level of regulation and permitting of hydraulic fracturing operations at the federal level, which could lead to operational delays, increased operating costs and additional regulatory burdens that could make it more difficult for our customers to perform hydraulic fracturing. Any increased federal, state or local regulation could reduce the volumes of natural gas that our customers move through our gathering systems which would materially adversely affect our revenues and results of operations.

Employee Safety.  We are subject to the requirements of the Occupational Safety and Health Act, referred to as OSHA, and comparable state laws that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard requires that information be maintained about hazardous materials used or produced in operations and that this information be provided to employees, state and local government authorities and citizens. We believe that our operations are in substantial compliance with the OSHA requirements, including general industry standards, record keeping requirements, and monitoring of occupational exposure to regulated substances.

Safety Regulations.  Our pipelines are subject to regulation by the U.S. Department of Transportation under the Hazardous Liquid Pipeline Safety Act, as amended, or HLPSA, and the Pipeline Integrity Management in High Consequence Areas (Gas Transmission Pipelines) amendment to 49 CFR Part 192, effective February 14, 2004 relating to the design, installation, testing, construction, operation, replacement and management of pipeline facilities. The HLPSA covers crude oil, carbon dioxide, NGL and petroleum products pipelines and requires any entity which owns or operates pipeline facilities to comply with the regulations under the HLPSA, to permit access to and allow copying of records and to make certain reports and provide information as required by the Secretary of Transportation. The Pipeline Integrity Management in High Consequence Areas (Gas Transmission Pipelines) amendment to 49 CFR Part 192 (PIM) requires operators of gas transmission pipelines to ensure the integrity of their pipelines through hydrostatic pressure testing, the use of in-line inspection tools or through risk-based direct assessment techniques. In addition, the Railroad Commission of Texas, or TRRC, regulates our pipelines in Texas under its own pipeline integrity management rules. The Texas rule includes certain transmission and gathering lines based upon pipeline diameter and operating pressures. We believe that our pipeline operations are in substantial compliance with applicable HLPSA and PIM requirements; however, due to the possibility of new or amended laws and regulations or reinterpretation of existing laws and regulations, there can be no assurance that future compliance with the HLPSA or PIM requirements will not have a material adverse effect on our results of operations or financial positions.

Office Facilities

We occupy approximately 95,400 square feet of space at our executive offices in Dallas, Texas under a lease expiring in June 2014, approximately 25,100 square feet of office space for our south Louisiana operations in Houston, Texas with lease terms expiring in January 2013 and approximately 11,800 square feet of office space for our North Texas operations in Fort Worth, Texas with lease terms expiring in April 2013.

Employees

As of December 31, 2009, we (through our Operating Partnership) employed approximately 456 full-time employees. Approximately 244 of our employees were general and administrative, engineering, accounting and commercial personnel and the remainder were operational employees. We are not party to any collective bargaining agreements, and we have not had any significant labor disputes in the past. We believe that we have good relations with our employees.